Exhibit 99.1
Fidelity National Financial Announces F&G Annuities & Life, Inc.
Form 10 Registration Statement Declared Effective
Jacksonville, Fla., November 18, 2022 /PRNewswire/ – Fidelity National Financial, Inc. (NYSE: FNF) (“FNF” or the “Company”), a leading provider of title insurance and transaction services to the real estate and mortgage industries and a leading provider of insurance solutions serving retail annuity and life customers and institutional clients through FNF’s wholly-owned subsidiary, F&G Annuities & Life, Inc. (“F&G”), today announced that the U.S. Securities and Exchange Commission (the “SEC”) has declared F&G’s amended registration statement on Form 10 effective (the “Registration Statement”). The Registration Statement, including amendments thereto, is available on the SEC's website at www.sec.gov and includes information regarding F&G’s business and the transaction.
As previously announced, FNF’s board of directors has approved the distribution of approximately 15% of the shares of common stock of F&G to FNF shareholders on a pro rata basis. The distribution is expected to be made at 12:01 a.m. Eastern Standard Time (“EST”) on December 1, 2022, to FNF shareholders as of the close of business on November 22, 2022, the record date for the distribution. Upon completion of the distribution, FNF shareholders of record will retain their FNF shares and will receive 68 F&G shares for every 1,000 FNF shares held as of the record date. Following the distribution, FNF will retain control of F&G through an approximately 85% equity ownership stake.
The New York Stock Exchange (the “NYSE”) has authorized F&G’s common stock for listing and advised that “when-issued” trading in F&G common stock on the NYSE will begin on November 21, 2022, under the symbol “FG WI” and continue through the close of trading on the day prior to the distribution date. Beginning on December 1, 2022, “when-issued” trading will end and F&G common stock will begin “regular-way” trading on the NYSE under the symbol “FG”.
Shares of FNF common stock will continue to trade “regular-way” on the NYSE under the symbol “FNF” through and after the December 1, 2022 distribution date. Any holder of shares of FNF common stock who sells FNF shares “regular-way” through the close of trading on the day prior to the December 1, 2022 distribution date will also be selling such holder’s right to receive shares of F&G common stock in the distribution. FNF shares will also trade “ex-distribution” (that is, without the right to receive shares of F&G common stock in the distribution) under the symbol “FNF WI” beginning on November 21, 2022 and continuing through the close of trading on the day prior to the distribution date. Investors should consult with their financial advisors if they seek to sell their shares of FNF common stock on or after the record date and on or before the distribution date. Beginning on December 1, 2022, “regular-way” trading in FNF stock will reflect the distribution of F&G. FNF common stock will continue to trade on the NYSE after the distribution under the symbol “FNF”.
The completion of the F&G distribution is subject to the satisfaction or waiver of a number of conditions described in the information statement included in the Form 10 and in the form of separation and distribution agreement, which is filed as an exhibit to the Registration Statement. FNF and F&G expect all conditions to the F&G distribution to be satisfied on or before the distribution date. The distribution of F&G common stock and cash received in lieu of fractional shares will be treated as a taxable distribution for U.S. federal income tax purposes. FNF shareholders should consult their tax advisors about the particular consequences of the separation and distribution, including the application of federal, state, local and non-U.S. tax laws.

About Fidelity National Financial, Inc.
Fidelity National Financial, Inc. (NYSE: FNF) is a leading provider of title insurance and transaction services to the real estate and mortgage industries. FNF is the nation's largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title, Alamo Title and National Title of New York - that collectively issue more title insurance policies than any other title company in the United States. More information about FNF can be found at www.fnf.com.
About F&G
F&G is part of the FNF family of companies. F&G is committed to helping Americans turn their aspirations into reality. F&G is a leading provider of insurance solutions serving retail annuity and life customers and institutional clients and is headquartered in Des Moines, Iowa. For more information, please visit www.fglife.com.
Forward-Looking Statements and Risk Factors
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements, including the ability to complete the separation and distribution and list on the NYSE. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: diversion of management’s attention and the potential impact of the consummation of the F&G transaction on relationships, including with employees, suppliers, customers and competitors; our ability to successfully realize the anticipated benefits of the separation and distribution; the ability to satisfy any necessary conditions (including any applicable regulatory approvals) to consummate the separation and distribution within the estimated timeframe or at all; the final terms and conditions of the separation and distribution, including the nature of agreements and arrangements between FNF and F&G following any such transaction, the costs of any such transaction, and the nature and amount of indebtedness incurred by F&G; changes in general economic, business, political crisis, war and COVID-19 conditions, including changes in the financial markets; weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U.S. economy; our potential inability to find suitable acquisition candidates; our dependence on distributions from our title insurance underwriters as a main source of cash flow; significant competition that F&G and our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries; and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of FNF's Form 10-K and other filings with the SEC.
FNF-G
SOURCE Fidelity National Financial, Inc.; F&G Annuities & Life, Inc. (formerly listed as FGL Holdings)
Contact:
Lisa Foxworthy-Parker
SVP of Investor & External Relations
515.330.3307
FNF shareholders contact, before the distribution:
Investors@fnf.com
F&G shareholders contact, after the distribution:
Investor.relations@fglife.com